Exhibit 2.1

DATED

September 2013

SHARE PURCHASE AGREEMENT

between

THE SELLERS

and

COLUMBIA LABORATORIES, INC.

AND

MOLECULAR PROFILES LIMITED

Contents

clause

1.	Interpretation	1
2.	Columbia Stock	9
3.	share subscription moneys	9
4.	Sale and purchase	9
5.	Payment of Purchase price	10
6.	Completion	10
7.	Purchase Price Adjustment	12
8.	Warranties	12
9.	Limitations on claims	13
10.	Escrowed Funds	19
11.	Claims	21
12.	gross up	23
13.	Tax indemnity, Tax Compliance and Access to Information	23
14.	Sellers’ Representative	36
15.	Restrictions on the Covenantors	37
16.	Termination of the Shareholders Agreement	38
17.	Confidentiality and announcements	39
18.	Further assurance	39
19.	Assignment	39
20.	Whole agreement	40
21.	Variation and waiver	40
22.	Costs	41
23.	Notice	41
24.	Severance	42
25.	Agreement survives completion	42
26.	Third party rights	42
27.	Successors	43
28.	Counterparts	43
29.	Governing law and jurisdiction	43

Schedule

SCHEDULE 1 PARTICULARS OF THE SELLERS AND THE SHARES		44

SCHEDULE 2 PARTICULARS OF THE COMPANY		45

SCHEDULE 3 COMPLETION		46

Part 1. What the Sellers shall deliver to the Buyer at Completion

Part 2. Matters for the Board meeting at Completion

SCHEDULE 4 WARRANTIES		47
1.	Power to sell the company
2.	Shares in the company
3.	Information

4.	Compliance with laws
5.	Licences and consents
6.	Insurance
7.	Disputes and investigations
8.	Competition
9.	Contracts and Trading
10.	Transactions with the Sellers
11.	Finance and guarantees
12.	Condition of equipment
13.	Insolvency
14.	Assets
15.	Intellectual property
16.	Information technology
17.	Data protection
18.	Employment
19.	Environmental
20.	Property
21.	Accounts and Management Accounts
22.	Accounting, financial and other records
23.	Changes since accounts date
24.	Retirement benefits
25.	Tax
26.	Transaction Expenses

SCHEDULE 5 PARTICULARS OF PROPERTIES		48

Part 1. Freehold properties

Part 2. Leasehold properties

SCHEDULE 6 COMPLETION ACCOUNTS		49

SCHEDULE 7 FURTHER PROVISIONS RE COLUMBIA STOCK		50

SCHEDULE 8 INTELLECTUAL PROPERTY		51

SCHEDULE 9 LIST OF MATERIAL CONTRACTS		52

SCHEDULE 10 OPTION EXERCISE NOTICE		53

THIS AGREEMENT is dated September 2013

PARTIES

(1)	Each person whose name appears in Schedule 1 (each a Seller).

(2)	Columbia Laboratories, Inc. a corporation incorporated in Delaware whose principal place of business is at 4 Liberty Square, Boston, MA 02109, USA (Buyer).

(3)	Molecular Profiles Limited a company incorporated in England and Wales with company number 03397582 whose registered office is at 8 Orchard Place, Nottingham Business Park, Nottingham, NG8 6PX (Company).

BACKGROUND

1.	The Sellers own the entire issued and allotted share capital of the Company which the Sellers have agreed to sell, and the Buyer has agreed has to buy, subject to the terms of this Agreement.

2.	The Company is a party to the Shareholders Agreement (as defined below) and is a party to this Agreement solely for the purposes of clause 16.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

1.2	Definitions

Accounts: the 2012 Accounts, the 2013 Accounts and the Management Accounts.

Accounts Date: each of 31 July 2012, 31 July 2013 and 31 August 2013.

Agreed Columbia Stock Price: subject to clause 2.3, US$7.895 per share of Columbia Stock being the 20-trading day average closing price for the 20 trading day period ended soonest before the date of this Agreement.

Annual Accounts: each of the 2012 Accounts and the 2013 Accounts.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in the Cities of London and New York are open for business.

Buyer’s Solicitors: Reed Smith LLP of Broadgate Tower, 20 Primrose Street, London, United Kingdom, EC2A 2RS.

Buyer’s Solicitors’ Client Account: Account No: 40098523 at Barclays Bank Plc 1 Churchill Place London E14 5HP, Sort Code: 20-00-00 or such other bank account as shall be designated as the Buyer’s Solicitors’ Client Account by written notice to the Sellers’ Solicitors from the Buyer’s Solicitors.

Buyer’s Tax Group: the Buyer and any company which at the relevant time is treated as a member of the same group of companies as the Buyer or associated or connected with the Buyer, in each case for the purposes of any Tax or Relief pursuant to Tax Legislation.

CAA 2001: the Capital Allowances Act 2001.

Claim: a claim for breach of any of the Warranties or a claim under the Tax Indemnity.

Columbia Stock: subject to clause 2.3, the common stock, par value US$0.01 per share, of the Buyer.

Company Intellectual Property: all Intellectual Property Rights owned or controlled by the Company at the date of this Agreement including the registered Company Intellectual Property set out at Schedule 8 Part A, and all rights of the Company under the IP Licences and the IT Contracts.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

Company’s Account: Account No: 43682868 at Lloyds TSB Bank Plc, Old Market Square, Nottingham, Sort Code: 30-96-18.

Completion: completion of the sale and purchase of the Shares in accordance with this Agreement.

Completion Accounts: means the accounts to be prepared in accordance with Schedule 6.

Completion Date: the date of this Agreement.

Connected: in relation to a person, has the meaning given in section 1122 of the Corporation Tax Act 2010 but without prejudice to the generality of this definition the following Seller shall be deemed to be Connected with the following entity:

Seller	Connected Entity
Martyn Christopher Davies	Chemical Profiles LLP

Consultancy Agreement: each consultancy agreement between the Company and Chemical Profiles LLP, Clive Jonathan Roberts or Philip Williams in the agreed form.

Covenantor: means each Seller except for the University of Nottingham.

Covenantor Proportion: each of the proportions set out in column 9 of the table at Schedule 1.

CTA 2009: Corporation Tax Act 2009.

CTA 2010: Corporation Tax Act 2010.

Director: each person who is a director or shadow director of the Company.

Disclosed: fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Warrantors to the Buyer with the same date as this Agreement and described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Employee: any person employed by the Company under a contract of employment.

Employment Legislation: legislation applying in England and Wales affecting contractual or other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation (to the extent in force immediately prior to Completion) and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Environment: air, water and land, all living organisms and natural or man-made structures.

Environmental Law: any law in so far as it relates to Environmental Matters.

Environmental Matters: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

Escrow Account: an account at Santander Bank to be opened in the joint names of the Escrow Agents.

Escrow Agents: the Buyer’s Solicitors and the Sellers’ Solicitors.

Escrow Agreement: the letter agreement of that name in the agreed form.

First Release Date: has the meaning ascribed to that term in clause 10.1.

Fully Paid Share: each Share in respect of which the full amount of the nominal value and any share premium has been received by the Company or has been validly credited as fully paid.

Group: in relation to a company, that company, its subsidiaries, subsidiary undertakings, any company of which it is a subsidiary (its holding company) or subsidiary undertaking (its parent undertaking); and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

Hazardous Substance: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to the Environment.

holding company and subsidiary: a “holding company” and “subsidiary” as defined in section 1159 of the Companies Act 2006.

Initial Consideration: the Initial Cash Consideration and the Stock Consideration.

Initial Cash Consideration: £10,623,452.76 to be satisfied by payment of the Initial Cash Consideration On-Account Payment and the Initial Cash Consideration Escrow Payment.

Initial Cash Consideration On-Account Payment: £9,351,188.13

Initial Cash Consideration Escrow Payment: £1,272,264.63.

Intellectual Property Rights: all existing intellectual property rights including patents, registered and unregistered trademarks and service marks, trade, brand and business names, know how, registered designs and unregistered design rights, copyright, database rights, moral rights (including all such rights in computer software and databases, firmware and other digital material), confidential and proprietary knowledge and information, applications for any of the foregoing, the right to sue for past infringements and the right to apply for or claim priority in respect of any of the foregoing anywhere in the world and all rights of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world.

IP Licences: all material licences, agreements, arrangements, authorisations and permissions relating to the use or exploitation-

(a)	by the Company of any third party Intellectual Property Rights at the date of this Agreement; and

(b)	by any third party of any Company Intellectual Property;

in effect on the date of this Agreement including those listed in the Disclosure Bundle

IT Contracts: all material contracts and agreements relating to the IT Systems used by the Company as at the date of this Agreement but excluding any packaged software, off-the-shelf software, shrink-wrap software or standard form contracts and agreements relating to the IT Systems.

IT Systems: all computer, communications, data processing, electronic and electronic control systems (whether digital or analogue) used by the Company for receiving, processing, storing or transmitting data or instructions, including all website, intranet and extranet files and connections, all computer-aided design and manufacturing equipment and all hardware, software and firmware components of all such systems, but excluding any packaged software, shrink wrap software, standard off-shelf products or other such systems.

Key Individual: each of Nikin Patel and Shen Luk.

Management Accounts: the unaudited management accounts of the Company as at 31 August 2013 included in the Disclosure Bundle.

Material Contract: each agreement or arrangement listed in Schedule 9 excluding any IP Licences and IT Contracts.

Net Asset Value: has the meaning ascribed to that term in Schedule 6.

Options: any options over Shares granted to any of the Optionholders which are outstanding and capable of exercise prior to Completion or as a result of Completion.

Option Exercise Notice: an exercise notice for Options, as applicable to the relevant Optionholder, in each case in the agreed form set out at Schedule 10.

Optionholder: means each of Nikin Patel, Emma Gainford, Claire Madden-Smith, Shen Luk, Michael Fanfarillo, Robert Harris, Andrew Parker and Steve Kemp.

Pound or £: British Pound Sterling, the lawful currency of the United Kingdom.

Property: means the Company’s freehold properties at Orchard Place Nottingham Business Park registered with title absolute under title numbers NT478638 and NT397462 at the Land Registry.

Purchase Price: the aggregate consideration for all the Shares to be paid by the Buyer to the Sellers in accordance with this Agreement after taking account of all adjustments to such consideration provided for in this Agreement being (prior to any adjustments) £15,903,307.89

Release Dates: the First Release Date and the Second Release Date and each a Release Date.

Relief: any loss, relief, allowance, credit, deduction, exemption or set-off in respect of Tax or relating to the computation of income, profits or gains for the purposes of any Tax or any right to repayment of Tax.

Second Release Date: has the meaning ascribed to that term in clause 10.2.

Securities Act: means the U.S. Securities Act of 1933, as amended.

Seller Proportion: each of the proportions set out in column 7 of the table at Schedule 1.

Sellers’ Representative: the person for the time being filling that role pursuant to clause 14.

Sellers’ Solicitors: Freeth Cartwright LLP of 6 Bennetts Hill, Birmingham, West Midlands B2 5ST.

Sellers’ Solicitors’ Client Account: Account: 00678613 at Lloyds TSB Bank plc, 39 Threadneedle Street, London EC2R 8AU, Sort Code: 30 00 09 or such other bank account as shall be designated as the Sellers’ Solicitors’ Client Account by written notice to the Buyer’s Solicitors from the Sellers’ Solicitors.

Service Agreement: each service agreement between the Company and a Key Individual in the agreed form.

Share: each issued or allotted share in the capital of the Company as detailed in Schedule 1.

Shareholders Agreement: the shareholders’ agreement dated 20 July 2011 and made between certain of the Sellers and the Company and relating to the Company.

Share Subscription Moneys: in respect of each Unpaid Share, the nominal value and any share premium due to the Company (less any amount already paid up) in respect of the allotment of that Unpaid Share.

Stock Consideration: US$8,299,932.25 to be satisfied by the delivery of 1,051,323 shares of validly issued, fully paid (including any share premium) and non-assessable Columbia Stock, free and clear of any adverse claims (as that term is defined in sections 8 to 102 (inclusive of the Delaware Uniform Commercial Code).

Tax or Taxation: all taxes, duties, levies, social security contributions (including national insurance contributions), imposts, charges, deductions and withholdings of a fiscal nature or in respect of Tax (but excluding any municipal or local government or utility charges), whether created or imposed in the United Kingdom or elsewhere and at whatever time created or imposed which are collected and administered by any Tax Authority and any penalties, interest, fines and default surcharges incidental to or relating to Tax.

Tax Authority: any taxing, governmental, local governmental, fiscal or other authority (whether within or outside the United Kingdom) competent to impose, assess, administer or collect any Tax including H.M. Revenue & Customs.

Tax Claim: a claim under the Tax Indemnity or for breach of any of the Tax Warranties.

Tax Indemnity: the tax covenant as set out in clause 13.

Tax Legislation: any statute, statutory instrument, enactment, law, by-law, directive, decree, ordinance, regulation or other legislative provision imposing or relating to Tax.

Tax Warranties: the Warranties in paragraph 25 of Schedule 4.

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

Unpaid Share: each Share that is not a Fully Paid Share.

U.S. Person:

(i)	Any natural person resident in the United States;

(ii)	Any partnership or corporation organized or incorporated under the laws of the United States;

(iii)	Any estate of which any executor or administrator is a U.S. Person;

(iv)	Any trust of which any trustee is a U.S. Person;

(v)	Any agency or branch of a non-United States entity located in the United States;

(vi)	Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(vii)	Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; or

(viii)	Any partnership or corporation if:

(A)	Organised or incorporated under the laws of any jurisdiction outside the United States; and

(B)	Formed by a U.S. Person principally for the purpose of investing in securities not registered under the United States Securities Act, unless it is organised or incorporated, and owned, by accredited investors (as defined in § 230.501(a) of that Act) who are not natural persons, estates or trusts.

US$: United States Dollar, the lawful currency of the United States of America.

Warranties: the warranties in clause 8 and Schedule 4.

Warrantor: means each of Nikin Patel, Martyn Davies, Clive Jonathan Roberts and Philip Williams.

Warrantor Proportion: each of the proportions set out in column 8 of the table at Schedule 1.

Waste: all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

Worker: any person other than an Employee who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

2012 Accounts: the audited financial statements of the Company as at and to the 2012 Accounts Date including a balance sheet, profit and loss account together with the notes on them and the directors’ report (copies of which are attached to the Disclosure Letter).

2012 Accounts Date: 31 July 2012.

2013 Accounts: the unaudited balance sheet and profit and loss account of the Company as at and to 31 July 2013 (a copy of which is attached to the Disclosure Letter).

1.3	Clause and Schedule headings do not affect the interpretation of this Agreement.

1.4	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.7	Subject to clause 19, a reference to any party shall include that party’s personal representatives, successors and permitted assigns.

1.8	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.9	A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it, provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party.

1.10	Writing or written includes faxes but not e-mail.

1.11	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.12	References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.13	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.14	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.15	Unless specifically provided otherwise, any agreement, covenant, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons severally.

2.	COLUMBIA STOCK

2.1	Whenever shares of Columbia Stock are required to be delivered pursuant to this Agreement, such shares shall be valued at the Agreed Columbia Stock Price.

2.2	Whenever a monetary obligation is required to be satisfied by delivery of shares of Columbia Stock any fractional entitlement to shares of Columbia Stock shall be rounded down to the nearest whole number.

2.3	In the event of any stock split, reverse split or consolidation of Columbia Stock, references to Columbia Stock and the Agreed Columbia Stock Price shall be adjusted to reflect the effect of such split, reverse split or consolidation.

3.	SHARE SUBSCRIPTION MONEYS

Each Seller of Unpaid Shares acknowledges his obligation to pay to the Company the Share Subscription Moneys due in respect of his Unpaid Shares and consents to the same being deducted from the Initial Cash Consideration due to him and paid by the Buyer in accordance with clause 6.2(g) on his behalf to the Company in full and final satisfaction of such obligation.

4.	SALE AND PURCHASE

4.1	Each of the Sellers shall sell the number of Shares set opposite his name in column 3 of Schedule 1 below with full title guarantee and the Buyer shall buy the Shares on the terms of this Agreement.

4.2	The Shares shall be sold free from all Encumbrances and with all rights now or hereafter becoming attached to them.

4.3	The Buyer shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

4.4	Each of the Sellers unconditionally and irrevocably waives all rights and restrictions (including all rights of pre-emption) which may exist for its benefit under the articles of association of the Company or otherwise in respect of the Shares to be sold by it under this Agreement.

5.	PAYMENT OF PURCHASE PRICE

5.1	The consideration for the sale and purchase of the Shares shall be the Purchase Price.

5.2	Payment by the Buyer into the Sellers’ Solicitors’ Client Account, the Company’s Account and the Escrow Account in accordance with clauses 6.2(e), 6.2(f) and 6.2(g) shall be a full discharge of the Buyer’s obligation to pay such amounts and the allotment and issue of the shares in Columbia Stock to the Sellers in satisfaction of the Stock Consideration pursuant to clause 6.2(h) and the delivery by the Buyer of certificates in respect of such shares of Columbia Stock to the Sellers’ Solicitors pursuant to clause 6.6 shall be a full discharge of the Buyer’s obligation to deliver such shares of Columbia Stock and the Buyer shall have no further obligation with regard to such amounts and shares of Columbia Stock other than to give instructions to the Escrow Agents in accordance with clauses 7 and 10 below.

6.	COMPLETION

6.1	Completion shall take place on the Completion Date at the offices of the Buyer’s Solicitors immediately following the execution of this Agreement.

6.2	At Completion:

(a)	the Sellers shall deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

(b)	each Party shall do all in its power to cause a directors’ meeting of the Company to be held at which the matters identified in Part 2 of Schedule 3 are carried out;

(c)	the Sellers shall deliver any other documents referred to in this Agreement as being required to be delivered by the Sellers at Completion;

(d)	the Sellers’ Representative and the Buyer shall enter into the Escrow Agreement with the Escrow Agents;

(e)	the Buyer shall pay the Initial Cash Consideration Escrow Payment into the Escrow Account or shall cause the Buyer’s Solicitors to undertake to do so within two Business Days of the Escrow Account being opened and the Buyer’s Solicitors being notified of the relevant sort code and account number;

(f)	the Buyer shall pay the Initial Cash Consideration On-Account Payment minus the Share Subscription Moneys to the Sellers’ Solicitors’ Client Account;

(g)	the Buyer shall pay the Share Subscription Moneys deducted in accordance with clause 3 to the Company’s Account;

(h)	the Buyer shall allot and issue to the Sellers the Stock Consideration and deliver to the Sellers’ Solicitors copies (in each case certified to be a true copy by a director or secretary of the Buyer) of a resolution of the Buyer’s board of directors authorising the execution and completion of this Agreement and the payment of the Purchase Price including the payment of the Initial Cash Consideration and the allotment and issue of the Stock Consideration;

(i)	the Warrantors shall cause the Company to enter into the Service Agreements with the Key Individuals;

(j)	the Buyer shall appoint Dr Nikin Patel to the Buyer’s board of directors; and

(k)	the Warrantors shall cause the Company to enter into each Consultancy Agreement.

6.3	Following Completion, the Sellers shall deliver or make available (on reasonable notice) to the Buyer all records, correspondence, documents, files, memoranda and other papers relating to and belonging to the Company in their possession not required to be delivered at Completion.

6.4	Following Completion the Buyer undertakes that it shall, or shall procure that the Company shall, acting in good faith use its reasonable endeavours to establish a sub-plan of the Buyer’s Amended and Restated 2008 Long-Term Incentive Plan and apply to H.M. Revenue and Customs for the approval of such sub-plan under relevant UK legislation to enable the Company’s employees to participate in such sub-plan in a tax efficient manner.

6.5	Without prejudice to their respective rights in respect of accrued remuneration and expenses pursuant to such relationships or arrangements Martyn Davies and Clive Jonathan Roberts each agree with immediate effect on Completion that any relationships or arrangements between them and the Company that are in existence on the Completion Date will terminate including any employment relationship but excluding any new Consultancy Agreement that will be entered into by any of them (or for the avoidance of doubt any person Connected with any of them) with the Company with effect from or after the Completion Date.

6.6	Within 7 Business Days of the Completion Date, the Buyer shall deliver to the Sellers’ Solicitors duly executed individual stock certificates in the names of each Seller in respect of each Seller’s entitlement to the Stock Consideration.

7.	PURCHASE PRICE ADJUSTMENT

Within 5 Business Days following the agreement or determination of the Net Asset Value, in either case, pursuant to Schedule 6:

7.1	if the Net Asset Value is less than £6,658,000.00 the Purchase Price shall be fixed at the amount of the Initial Consideration minus the shortfall and:

(a)	if the credit balance of the Escrow Account is equal to or greater than the shortfall, the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agents to transfer from the Escrow Account to the Buyer’s Solicitors’ Client Account an amount equal to the shortfall plus an amount stated by the Buyer and the Sellers’ Representative to be equal to the net interest credited to the Escrow Account on the amount of the shortfall from the Completion Date; and

(b)	if the credit balance of the Escrow Account is not equal to or greater than the shortfall, the Sellers’ Representative and the Buyer shall jointly instruct the Escrow Agents to transfer the entire credit balance of Escrow Account to the Buyer’s Solicitors’ Client Account and each Covenantor shall, subject to clause 9, pay to the Buyer’s Solicitors’ Client Account his Covenantor’s Proportion of the balance of the shortfall.

7.2	For the avoidance of doubt, if the Net Asset Value is not less than £6,658,000 the amount of the Purchase Price shall, subject to clause 7.3, be fixed at the amount of the Initial Consideration.

7.3	Any payment made by the Sellers to the Buyer pursuant to a Claim shall, to the extent lawful, be treated as a reduction of the Purchase Price.

8.	WARRANTIES

8.1	The Buyer warrants to the Sellers that:

(a)	it is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents in the agreed form referred to in it to which it is a party (“Other Documents”);

(c)	this Agreement and the Other Documents constitute (or shall constitute when executed) valid, legal and binding obligations on itself in the terms of the agreement and such Other Documents.

(d)	compliance with the terms of this Agreement and, when executed, the Other Documents shall not breach or constitute a default under any of the following:

(i)	any agreement or instrument to which it is a party or by which it is bound; or

(ii)	any order, judgment, decree, securities exchange rule or listing agreement or other restriction applicable to the Buyer;

(e)	it has filed any notice or application required by any market or exchange on which the Columbia Stock is listed or quoted for trading, including the NASDAQ Capital Market, in connection with the issuance and sale of Columbia Stock in satisfaction of the Stock Consideration and will reasonably cooperate to have the Stock Consideration listed on the NASDAQ Capital Market to the extent transfer of the Columbia Stock would be permitted pursuant to Schedule 7; and

(f)	the Columbia Stock issued in satisfaction of the Stock Consideration will, when issued, constitute not more than 9% of the issued and outstanding Columbia Stock on a fully-diluted basis.

8.2	Each Seller warrants to the Buyer that each Warranty that is expressed in paragraphs 1 and 2.1 of Schedule 4 below is, in relation to himself and his Shares, true and accurate as at immediately prior to Completion.

8.3	Each Warrantor warrants to the Buyer that each Warranty, other than the Warranties specified in clause 8.2 above, is true and accurate as at immediately prior to Completion, except as Disclosed.

8.4	Warranties qualified by the expression so far as the Warrantors are aware (or any similar expression) are deemed (unless otherwise expressly stated) to be given to the best of the knowledge, information and belief of each Warrantor after he has made reasonable enquiries of each Warrantor and Emma Gainford, Claire Madden-Smith, Shen Luk and Steve Kemp and after he has reviewed all documents received by the Company and in the Company’s possession which are in his reasonable opinion relevant to any of the Warranties.

8.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

9.	LIMITATIONS ON CLAIMS

9.1	A Claim is connected with another Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

9.2	This clause limits the liability of the Sellers in relation to claims under this Agreement.

9.3	Subject as provided in clause 11.6, the liability of:

(a)	each Seller (whether in his capacity as Seller, Covenantor or Warrantor) for all claims pursuant to the terms of this Agreement when taken together shall not exceed that Seller’s Seller Proportion of the Purchase Price (calculated, in respect of any particular such claim as though that claim had not reduced the Purchase Price as contemplated by clause 7.3);

(b)	subject always to clause 9.3(a), each Seller for any individual claim pursuant to the terms of clause:

(i)	7.1(a) of this Agreement shall not exceed that Seller’s Seller Proportion in respect of such claim; and

(ii)	7.1(b) of this Agreement shall not exceed that Seller’s Covenantor Proportion in respect of such claim;

(c)	subject always to clause 9.3(a), each Warrantor for any individual Claim pursuant to the terms of clause 8.3 and any individual Tax Claim shall not:

(i)	in the case of a Claim where a payment is received by the Buyer in respect of such Claim (and to the extent of such payment) from the Escrow Account, exceed that Warrantor’s Seller Proportion in respect of such Claim or Tax Claim; and

(ii)	in the case of a Claim where no payment is received by the Buyer in respect of such Claim from the Escrow Account or, to the extent of any balance where any such payment is insufficient to satisfy the liability in respect of such Claim in full, exceed that Warrantor’s Warrantor Proportion in respect of such Claim or Tax Claim.

9.4	The Sellers shall not be liable for a Claim unless:

(a)	the amount of a Claim, or of a series of connected Claims of which that Claim is one (in each case excluding the costs and interest associated with such Claim), exceeds £635;

(b)	the amount of all Claims (excluding the costs and interest associated with such Claim) exceeds £160,000 in which case the whole amount (and not just the amount by which the limit in this clause 9.4(b) is exceeded) is recoverable by the Buyer provided that this clause 9.4 shall not apply to any claim under the Tax Indemnity or under any of the Warranties expressed in paragraphs 1 and 2.1 of Schedule 4 below.

9.5	No claim shall be made by the Buyer against the Sellers and the Sellers are not liable for any Claim other than a Tax Claim (Tax Claims shall for the avoidance of doubt be subject to the provisions of clause 13):

(a)	to the extent that allowance, provision or reserve was made in the Accounts or Completion Accounts in respect of the matter giving rise to the Claim or otherwise taken into account in their preparation; or

(b)	the facts and circumstances giving rise to the Claim were:

(i)	Disclosed; or

(ii)	disclosed in this Agreement or done in the proper execution and performance of this Agreement; or

(c)	to the extent that it occurs or liability is increased as a result of:

(i)	an act, omission or transaction done, made or carried out by the Buyer or the Company after Completion outside the ordinary course of the Company’s business save where such act, omission or transaction was required by law or was pursuant to a legally binding commitment of the Company created on or before Completion and save where such act, omission or transaction was carried out by one or more Sellers on the Company’s behalf acting outside the scope of authority of the relevant Seller(s); or

(ii)	a change in the accounting reference date of the Company from 31 July; or

(iii)	a change in the accounting or Taxation policies or practices of the Company (including the method of submitting Taxation returns and the treatment of timing differences for accounting or Taxation purposes) introduced or having effect after Completion (except where the change is necessary as a result of incorrect policies having been adopted by the Company prior to Completion); or

(iv)	any legislation not in force at the date of this Agreement or any change of law or administrative practice (including, in each case, in relation to Taxation) which comes into force after the date of this Agreement; or

(v)	any winding up or cessation after Completion of any trade or business carried on by the Company save where such winding up or cessation is caused by the subject matter of one or more claims under the Warranties and/or the Tax Covenant; or

(vi)	the failure of the Buyer to comply with its obligations under this clause 9; or

(d)	which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable; or

(e)	if and to the extent that:

(i)	the loss in respect of which the Claim is made is recovered under a policy of insurance; or

(ii)	the Company or the Buyer has recovered from any third party any sum in respect of loss, damage or liability in respect of which the claim is made in each case after deducting from such insurance recovery or sum all reasonable and properly incurred costs associated with its recovery, including without limitation any Taxation in respect of it).

9.6	The Sellers are not liable for a Claim unless the Buyer has given the Sellers’ Representative notice in writing of the Claim, summarising in reasonable detail the nature of the Claim as far as it is known to the Buyer and the amount claimed:

(a)	in the case of a Tax Claim, within the period of five years beginning with the Completion Date (other than claims arising out of the deliberate or careless conduct of the Company);

(b)	in the case of a Tax Claim which arises out of the deliberate or careless conduct of the Company, within the period of seven years beginning with the Completion Date; and

(c)	in any other case, on or before 31 March 2015.

9.7	Subject to clause 13.20, if the Buyer shall become aware of any fact or circumstance which is likely to give rise to a liability of any of the Sellers under the Warranties (and for this purpose the limitations on liability at clause 9.4 shall be ignored) the Buyer shall as soon as reasonably practicable (and in any event within 15 Business Days of becoming so aware) give written notice of it to the Sellers’ Representative, specifying (in reasonable detail with supporting evidence) the event, matter or default which gives rise to the Claim and the Buyer’s best estimate of the amount to be claimed and after that shall keep the Sellers’ Representative informed of all material developments and communications relating to it and the Buyer agrees to give the Sellers’ Representative and his professional advisers reasonable access at any reasonable times and on reasonable advance notice to the premises and personnel of the Buyer and the Company and to any chattels, accounts, documents and records which are relevant to such claim and are within the power or control of the Buyer or the Company (“Relevant Assets”) so as to enable the Sellers’ Representative and his professional advisers to examine such premises, chattels, accounts, documents and records and to take copies at their own expense Provided always that the access to personnel and Relevant Assets granted to the Sellers’ Representative and his professional advisers under this clause 9.7 shall be subject to such reasonable conditions concerning confidentiality and timing as may be required by the Buyer.

9.8	Any Claim that may have been made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiration of 9 months after the latest of:

(a)	the date it was notified under clause 9.6;

(b)	the date on which the aggregate amount of all single claims exceeds the amount set out at clause 9.4(b) (save that this sub-clause shall not apply for the purpose of applying this clause 9.8 to claims under the Tax Indemnity); and

(c)	the date on which a contingent liability that was the subject matter of the Claim became an actual liability that is due and payable provided always that it becomes an actual liability within 3 years of the date it was notified under clause 9.6 unless court proceedings in respect of it shall then have been commenced against the relevant Seller(s) or the Sellers’ Representative and the Buyer shall have agreed in writing to extend such 9 month period in which case this clause 9.8 shall apply to such claim with the substitution of such extended period (and for this purpose court proceedings shall not be deemed to have been commenced unless they have been both issued and served on the appropriate parties). Any Claim based on a contingent liability which does not become an actual liability within 3 years of the date it was notified under clause 9.6 shall be deemed to have been waived or withdrawn on the date which is 3 years and 1 day from the date it was notified under clause 9.6.

9.9	For the purpose of the following sub-clauses of this clause 9:

(a)	“relevant third party claim” means any claim by a third party against the Buyer and/or the Company which will or is likely to give rise to a claim under the Warranties, other than a claim under any of the Tax Warranties; and

(b)	“third party recovery right” means any right to which the Buyer or the Company is or becomes entitled (whether under any insurance policy or by way of payment, discount, credit, set off, counterclaim or otherwise and including a repayment of Tax) to recover from any third party (excluding the Company or the Buyer) any sum (including by way of a reduction in a liability) in respect of any loss, damage or liability which is or is likely to be the subject of a claim against the Sellers under the Warranties, other than a claim under any of the Tax Warranties.

9.10	Subject to the following sub-clauses of this clause 9 the Sellers’ Representative shall be entitled to require the Buyer to take or procure the Company to take all such steps or proceedings as the Sellers may reasonably consider necessary in order:

(a)	to avoid, dispute, resist, mitigate, compromise, defend or appeal against any relevant third party claim;

(b)	to enforce any third party recovery right.

Provided that the Buyer shall not be obliged to act in accordance with any such requirement (other than a requirement to enforce a third party recovery right under an insurance policy) unless the Buyer is indemnified to its reasonable satisfaction against all liabilities, costs and incurred or likely to be incurred in connection with the taking of such steps or proceedings.

9.11	If at any time the Buyer becomes entitled to recover any sum in respect of any relevant third party claim under a policy of insurance of the Buyer or the Company or from any third party sub-contractor of the Company, the Buyer shall undertake or procure that the Company shall take all reasonable steps necessary to enforce such recovery. The Buyer shall consult in good faith with the Sellers’ Representative in relation to other third party recovery rights and relevant third party claims provided that the Buyer shall not be required to take or procure that the Company shall take any steps or proceedings that would be likely in the reasonable opinion of the Buyer to cause any material damage to any material trading relationship or goodwill of the Buyer or the Company.

9.12	The Buyer shall and shall procure that the Company shall:

(a)	give notice (containing such details as are reasonably available to it at that time) to the Sellers’ Representative within 15 Business Days of receipt by the Buyer of written notice of any relevant third party claim or third party recovery right or any circumstance giving or likely to give rise to a relevant third party claim coming to its notice;

(b)	at all times keep the Sellers’ Representative informed of all material developments and communications relating to that matter;

(c)	subject as provided in clause 9.7, give the Sellers’s Representative or his duly authorised representatives reasonable access to the personnel of the Buyer and the Company and to Relevant Assets to enable the Sellers and their duly authorised representatives to investigate any relevant third party claim or any third party recovery right and to examine and take copies or photographs of the Relevant Assets at their own expense;

9.13	If any sum shall be recovered by the Buyer from a third party pursuant to a third party recovery right, any Claim by the Buyer in respect of any loss, damage or liability to which the sum relates (other than a claim for breach of a Tax Warranty) shall be reduced by the amount of the sum recovered from the third party after deducting from it any Taxation for which the Buyer may be liable in respect of it and all costs, charges and expenses reasonably incurred by the Buyer in recovering that sum from the third party.

9.14	If the Sellers shall have paid an amount in respect of a relevant claim which exceeds the amount of that claim as reduced by clause 9.13, the Buyer shall within fifteen Business Days after receiving payment from the relevant third party repay to the Sellers the amount of the excess.

9.15	If after the Sellers have made a payment in respect of a Claim for breach of the Warranties other than any of the Tax Warranties, the Buyer or the Company receives from a third party a cash sum or a reduction in a cash liability (whether by payment, discount, credit, set-off or otherwise and including a repayment of Tax or a reduction in a Tax liability) then to the extent that it is referable to that payment or the matter giving rise to the Claim (the “Recovery Amount”) the Buyer shall immediately repay to the Sellers so much of the Recovery Amount (less all taxes, reasonable costs, charges and expenses incurred or required to be paid in respect of such recovery) as does not exceed the sum paid by the Sellers.

9.16	The Buyer will not be entitled to recover damages or otherwise obtain reimbursement or restitution or indemnity for more than the amount of any one loss.

9.17	Nothing in this Agreement shall operate so as to exclude or limit an individual Seller’s liability in respect of a Claim that arises or is delayed as a result of fraud, wilful or deliberate misconduct or wilful or deliberate concealment by that Seller.

9.18	If before 31 March 2015 any Seller becomes actually aware of any fact or matter that is likely to give rise to a Claim, that Seller shall promptly give notice in writing in reasonable detail of that fact or matter to the Buyer and the Sellers’ Representative.

9.19	The Sellers shall not plead the Limitation Act 1980 in respect of any Tax Claim.

10.	ESCROWED FUNDS

10.1	Subject as provided in clause 10.4, the Buyer and the Sellers’ Representative shall on the date which is 12 months after the Completion Date (the “First Release Date”) jointly instruct the Escrow Agents to transfer 50% of the credit balance of the Escrow Account plus an amount stated by the Buyer and the Sellers’ Representative to be equal to 50% of the net interest credited to the Escrow Account from the Completion Date to the Sellers’ Solicitors’ Client Account.

10.2	Subject as provided in clause 10.4, the Buyer and the Sellers’ Representative shall on 31 March 2015 (the “Second Release Date”) jointly instruct the Escrow Agents to transfer the entire credit balance of the Escrow Account to the Sellers’ Solicitors’ Client Account.

10.3	If any sums shall remain standing to the credit of the Escrow Account after all Claims notified by the Buyer to the Sellers’ Representative in accordance with clause 9.6 above have been fully and finally resolved pursuant to Clause 11 or Clause 13 or Clause 29 and any amounts due to the Buyer in respect thereof have been paid to the Buyer, the Buyer and the Sellers’ Representative shall as soon as is reasonably practicable jointly instruct the Escrow Agents to transfer the entire credit balance of the Escrow Account to the Sellers’ Solicitors’ Client Account.

10.4	In the event a Claim has been notified to the Sellers’ Representative by the Buyer in accordance with clause 9.6 above on or prior to a Release Date then, unless otherwise agreed in writing by the Sellers’ Representative, the Buyer will procure the delivery to the Sellers’ Representative of an opinion from a barrister (approved in writing by the Sellers’ Representative whose approval shall not be unreasonably withheld or delayed) of not less than 10 years call:

(a)	as to whether there is a reasonable prospect that liability in respect of the Claim will be established by judgment in favour of the Buyer; and

(b)	if there is a reasonable prospect that liability in respect of the Claim will be established by judgment in favour of the Buyer, the reasonable pre-estimate of the quantum of such liability (“Estimated Liability Amount”), and any payment to be made from the Escrow Account pursuant to clauses 10.1 and/or 10.2 shall only be made if and to the extent that the balance of the Escrow Account immediately following such payment is not less than the aggregate of all Estimated Liability Amounts (save for any Estimated Liability Amount in respect of which the corresponding Claim has been fully and finally resolved pursuant to Clause 11 or Clause 13 or Clause 29 prior to the relevant Release Date). The costs of the barrister shall be apportioned between the Sellers and the Buyer as the barrister shall decide.

10.5	Notwithstanding any other provision of this Agreement, if the final resolution pursuant to Clause 11 or Clause 13 or Clause 29 of any Claim in respect of which there is an Estimated Liability Amount requires the payment of any sum (“Actual Liability Amount”) to the Buyer and/or the Company, the Buyer and the Sellers’ Representative shall (subject in each case to the limitations set out in clause 9 above) as soon as practicable following such resolution jointly instruct the Escrow Agents to transfer the (i) Actual Liability Amount plus an amount stated by the Buyer and the Sellers’ Representative to be equal to the net interest credited to the Escrow Account in respect of the Actual Liability Amount from the Completion Date or (ii) (if less) the entire credit balance of the Escrow Account to the Buyer’s Solicitors’ Client Account and the amount so transferred shall, to the extent lawful, be treated as a reduction of the Purchase Price.

11.	CLAIMS

11.1	If the Buyer shall notify a Claim to the Sellers’ Representative in accordance with clause 9.6 above, the following provisions shall apply.

11.2	The Buyer and the Sellers’ Representative shall negotiate in good faith with a view to reaching agreement as to the validity of the Claim and the liability (if any) of the Sellers in respect of such Claim and, if and to the extent, such agreement is reached, the Buyer and the Sellers’ Representative shall jointly notify the Sellers of the terms so agreed which shall be binding on the Buyer and the Sellers.

11.3	If the Buyer and the Sellers’ Representative shall fail to reach agreement within 40 Business Days following notification of the Claim in accordance with clause 9.6 above, the Buyer shall, subject to clause 9, be entitled to pursue the Claim in accordance with clause 29.

11.4	If the terms on which a claim against a Covenantor (whether in his capacity as Seller, Covenantor or Warrantor) under this Agreement has been fully and finally resolved pursuant to Clause 11 or Clause 13 or Clause 29 require the Covenantor to make a payment to the Buyer or the Company before the first anniversary of Completion and the amount of such claim is not fully satisfied by means of a payment to the Buyer and/or the Company from the Escrow Account pursuant to clause 10.5 the balance outstanding of such claim (subject in each case to the limitations set out in clause 9 above) shall be satisfied as follows:

(a)	each Covenantor who is liable for all or part of such balance shall return to the Buyer, and the Buyer shall accept, shares of Columbia Stock that were received by that Covenantor as Stock Consideration in or towards satisfaction of such Covenantor’s portion (giving due effect to such Covenantor’s Covenantor Proportion or Warrantor Proportion as applicable) of such balance which shall be accomplished by the relevant Covenantor delivering to the Buyer the share certificate for that Covenantor’s portion of the Stock Consideration and (if the amount of such balance applicable to such Covenantor is less than the value of such Covenantor’s portion of the Stock Consideration) the Buyer shall deliver a new share certificate to such Covenantor for a number of shares of Columbia Stock with a value equal to the difference between the amount of such balance applicable to such Covenantor and the value of such Covenantor’s portion of the Stock Consideration; and

(b)	if such balance was not fully satisfied by the delivery of shares of Columbia Stock pursuant to paragraph (a) above, the remaining balance shall be due from each relevant Covenantor to the Buyer as a debt according to such Covenantor’s Covenantor Proportion or Warrantor Proportion (as applicable).

11.5	For the avoidance of doubt all deliveries of shares of Columbia Stock for the purposes of clause 11.4 shall be valued at the Agreed Columbia Stock Price.

11.6	Whenever a Covenantor (whether in his capacity as Seller, Covenantor or Warrantor) is due to make a payment in respect of any claim under this Agreement (not being a claim to which clause 11.4 applies) after the total amount paid to the Buyer and/or the Company in respect of that Covenantor’s liability for claims under this agreement has exceeded that Covenantor’s Seller Proportion of the Initial Cash Consideration, the application of that Covenantor’s overall maximum liability for all claims pursuant to clause 9.3(a) shall be determined after adjusting that Covenantor’s Seller Proportion of the Purchase Price in accordance with the following formula:

A – B + C = Covenantor’s adjusted Seller Proportion of the Purchase Price

Where

A = the amount in Pounds of the relevant Covenantor’s Seller Proportion of the Purchase Price before giving effect to the adjustment;

B = the Agreed Columbia Stock Price multiplied by the number of shares of Columbia Stock that were received by that Covenantor as Stock Consideration and that are still held by the Covenantor on the due date for payment of the relevant claim (“Retained Columbia Shares”) converted to Pounds at the spot rate published in the Financial Times on the date soonest before the due date for payment of the relevant claim; and

C = the aggregate value of the Retained Columbia Shares calculated by reference to closing price of Columbia Stock on the trading day soonest before the due date for payment of the relevant claim converted to Pounds at the spot rate mentioned in B

Provided that if applying such formula on any occasion would result in the relevant Covenantor’s Seller Proportion of the Purchase Price being greater than the amount of his Seller Proportion of the Purchase Price on the Completion Date, the adjustment shall not be made on that occasion.

12.	GROSS UP

12.1	Any payment made in accordance with the provisions of this Agreement (other than any payment in respect of which there is an express right of set off under this Agreement) shall be paid without deduction, counterclaim, set off or withholding except as may be required by law. If any deduction or withholding is required by law, the person making the payment (other than any payment of the Purchase Price or any element thereof pursuant to this Agreement or any payment of interest) shall pay such sum as will, after such deduction or withholding, leave the recipient with the same amount it would have been entitled to in the absence of the requirement to make a deduction or withholding.

12.2	Any payment made in accordance with the provisions of this Agreement (other than the Purchase Price or any element thereof or any payment of interest) shall include any amount necessary to ensure that, after any Taxation of the payment, the recipient is left with the same amount it would have had if the payment was not subject to Taxation.

12.3	If the Buyer assigns the benefit of this Agreement, the Sellers shall not be liable pursuant to clause 12.1 or clause 12.2 save to the extent that the Sellers would have been so liable had no assignment occurred.

13.	TAX INDEMNITY, TAX COMPLIANCE AND ACCESS TO INFORMATION

13.1	Subject to clause 13.7 and the relevant provisions of clause 9 above, the Warrantors covenant with the Buyer to pay to the Buyer an amount equal to the amount of any liability of the Company:

(a)	to make or suffer an actual payment of Tax arising in respect of or in consequence of:

(i)	any income, profits or gains earned, accrued or received (or deemed to be earned, accrued or received) by the Company on or before Completion; or

(ii)	any transaction, circumstance or event which occurred (or is deemed to have occurred) on or before Completion; or

(b)	to make or suffer an actual payment of Tax properly attributable to any of the Warrantors or which would not have arisen but for the relationship prior to Completion for Tax purposes of the Company with any person other than a member of the Buyer’s Tax Group, whenever arising provided that “relationship” for this purpose shall mean either (a) connected for the purposes of section 1122 CTA 2010 or (b) associated for the purposes of section 455 CTA 2010;

(c)	to make or suffer an actual payment of Tax arising in respect of or in consequence of any of the circumstances set out in clause 13(a)(i) or 13(a)(ii) above, as a result of any claim made by the Company under Part 13 of the CTA 2009 on or before Completion for corporation tax relief in respect of expenditure for research and development being wholly or partially disallowed by any Tax Authority; or

(d)	to make or suffer an actual payment of Tax arising in respect of or in consequence of the exercise of the Options,

save in each case to the extent that the Tax has been discharged before Completion, together with all reasonable costs and expenses properly incurred by any member of the Buyer’s Tax Group in connection with any liability to Tax for which the Warrantors are liable under this Tax Indemnity and the successful enforcement of rights under this Tax Indemnity.

13.2	The Warrantors covenant with the Buyer to pay to the Buyer an amount equal to the amount of any liability for inheritance tax which:

(a)	is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(b)	arose on or before Completion (whether or not a liability of the Company) and gives rise to a charge on any of the Shares or assets of the Company; or

(c)	arises after Completion and gives rise to a charge on any of the Shares or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred on or before Completion;

13.3	For the purpose of clause 13.1 the liability to make or suffer an actual payment of Tax shall include:

the use or set off of

(a)	any Relief arising to the Company in respect of a transaction, circumstance or event occurring after Completion or attributable to any accounting period commencing after Completion or the post-Completion part of the account period current at Completion (but excluding a Relief which constitutes a Saving for the purposes of sub-clause 13.12 below);

(b)	any Relief arising to any member of the Buyer’s Tax Group (other than the Company);

in circumstances where, but for such use or set-off, the Company would have been liable to make an actual payment of Tax for which the Warrantors would have been liable under clause 13.1 or 13.2 above in which case the amount of the deemed liability to make an actual payment of Tax is the amount of Tax or increase to the amount of Tax for which the Warrantors would have been liable had such set off or use not taken place.

13.4	For the purposes of clause 13.2 the provisions of section 213 of the Inheritance Act 1984 shall be deemed not to apply to any liability to inheritance tax.

13.5	Any reference to a transaction, circumstance or event which occurred (or is deemed to have occurred) on or before Completion shall include a series or combination of transactions, circumstances or events where one of which occurred (or is deemed to have occurred) on or before Completion outside the ordinary course of business of the Company (as carried on by it at that time) and those occurring on or after Completion are in the ordinary course of business (as carried on at the date of Completion).

13.6	For the purposes of determining in this clause 13 whether any income, profits or gains (whether actual or deemed) have been earned, accrued or received (or any other transaction, circumstance or event, whether actual or deemed, has occurred, or any Relief has arisen) on or before Completion, an accounting period of the Company shall be deemed to have ended on Completion.

Exclusions and limitations

13.7	The covenants in clauses 13.1 or 13.2 shall not apply to any liability or increase of any liability, and the Warrantors shall not be liable for any claim for breach of any of the Tax Warranties, to the extent that:

(a)	the liability is specifically provided for in the Completion Accounts or was otherwise reflected in the Completion Accounts so as to reduce the value of the Company’s assets;

(b)	the liability arises or is increased as a result of any change in rates of Tax made after Completion or of any change in law, regulation or published practice of any Tax Authority occurring after Completion;

(c)	the liability would not have arisen or been increased but for any change after Completion in the accounting period or accounting practice or principles of the Company or date to which the Company makes up its accounts for Tax purposes (other than to comply with generally accepted accounting principles);

(d)	the liability would not have arisen or not have been increased but for the association after Completion of the Company with the Buyer or any member of the Buyer’s Tax Group;

(e)	any Relief other than any Relief falling within clause 13.3 is available to reduce or eliminate such liability, to the extent that its availability has not been used under this clause 13.7 (e) to limit another liability of the Warrantors;

(f)	the liability has been made good or the Buyer or the Company has been compensated in respect of it at no expense to the Buyer or the Company;

(g)	the liability would not have arisen but for a voluntary act, transaction or omission of the Company outside the ordinary course of its business carried out or effected after Completion and which act, transaction or omission the Company or the Buyer was aware (or should reasonably have been aware) would give rise to the liability, save where such act, transaction or omission occurs pursuant to a legally binding obligation of the Company entered prior to Completion or with the written approval or at the written request of the Sellers’ Representative;

(h)	where a claim is made for breach of any of the Tax Warranties (but not under clause 13.1 or 13.2), the facts and circumstances giving rise to the relevant liability have been Disclosed;

(i)	such liability to Taxation constitutes a fine, penalty, surcharge or interest arising solely by reason of any failure or delay on the part of the Buyer or the Company in paying over to the relevant Tax Authority any payment made by the Warrantors under clause 13.1 or 13.2 or in keeping, preserving, maintaining or submitting any account form or return after Completion;

(j)	the liability would not have arisen or would have been reduced but for a failure or omission on the part of the Buyer or the Company to make any election or claim any Relief the making or claiming of which was specifically taken into account in computing the provision or reserve for Tax in the Completion Accounts (or in determining that no provision or reserve for Tax was required in the Completion Accounts);

(k)	the liability arises (or is increased) solely by reason of a voluntary disclaimer by the Company after Completion of the whole or any part of any allowance to which it is entitled under the Capital Allowances Act 2001 and which it has actually claimed on or prior to Completion or by reason of the revocation by the Company after Completion of any claim for relief actually made prior to Completion;

(l)	the liability would not have arisen or would have been reduced but for a cessation of or any change in the nature or conduct of any trade carried on by the Company being a cessation or change occurring on or after Completion;

(m)	the liability arises or is increased solely as a consequence of any failure by the Buyer or the Company to comply with any of their respective obligations under clauses 13.20 to 13.36 of this Agreement;

(n)	the liability relates to a liability for Taxation which was discharged on or before Completion and the discharge of such liability to Taxation was specifically reflected in the Completion Accounts;

(o)	the liability for Taxation arises from or is increased by any income profits or gains which are deemed to arise for or be received by the Company before Completion but which are actually received by or actually arise for the Company after Completion and which are not taken into account in the Completion Accounts;

(p)	the liability consists of an underpayment of corporation tax by instalments due to the Company’s taxable profits for the period after Completion being greater than they were anticipated to be at the start of the current accounting period;

(q)	the liability is attributable to the Company ceasing to be entitled to the small companies rate of corporation tax as a result of the purchase of the Shares by the Buyer.

Date of Payment

13.8	The Warrantors shall pay to the Buyer any amount under clause 13.1 or 13.2 within 5 (five) Business Days after demand is made for that payment by the Buyer or, if later, on or prior to the date which is 5 (five) Business Days before:

(a)	the latest date on which an actual payment relating to the relevant liability is due to be made to the relevant Tax Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the liability for Taxation in question (or would have been so due but for the loss, use or set-off of a Relief in accordance with clause 13.3); or

(b)	in the case of a payment of costs and expenses pursuant to 13.1, the latest date on which the cost or expense in question is required to be payable to the third party in question on the usual terms for the supply of services by that party to the relevant member of the Buyer’s Tax Group.

13.9	Where payment of any amount due under clause 13.1 or 13.2 of this tax covenant is satisfied by the use of monies held in the Escrow Account pursuant to clause 10 of the Agreement, to that extent the liability of the Warrantors to make payment under clause 13.1 or 13.2 shall be treated as satisfied for all purposes of this clause 13.

Overprovisions and Savings

13.10	Upon the Company or the Buyer becoming aware that any provision for tax in the Completion Accounts has been or is likely to have been an over-provision, the Buyer shall as soon as reasonably practicable give notice (including reasonable details) of that fact to the Sellers’ Representative and if the Expert certifies that there has been an over-provision, then the amount of such over-provision shall constitute a “Saving” for the purposes of sub-clause 13.12 below.

13.11	If the Expert certifies (at the request and expense of the Warrantors) that any liability for Tax (or the subject matter giving rise to it) which has resulted in a payment becoming due under this clause 13 will give rise to a Relief or right to repayment of Tax which would not otherwise have arisen then, provided the Warrantors shall have paid the amount due under this clause in respect of the liability, as and when the liability of the Company to make an actual payment of Tax is reduced by reason of that Relief or as and when the repayment of Tax occurs, the amount by which that liability is reduced or the amount of the repayment shall constitute a “Saving” for the purposes of sub-clause 13.12 below.

13.12	The amount of any Saving shall first be set off against any payment then due from the Warrantors under this clause (such amount set off to be treated as payment by the Warrantors for all purposes of this Agreement) and to the extent there is an excess of Saving, a refund shall be made to the Warrantors by the Buyer as soon as reasonably practicable thereafter to the extent of (and solely to the extent of) any payments previously made by the Warrantors under this clause 13 (and not previously repaid) and to the extent that such excess is not exhausted, the remainder shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this clause 13 (such set off, as and when it takes place, to be treated as payment by the Warrantors for all purposes of this Agreement).

13.13	Where any certification pursuant to sub-clause 13.10 or 13.11 above has been made, the Sellers’ Representative or the Buyer may request the Expert to review such certification in the light of subsequent events and to certify whether the amount that was the subject of the certification should be amended. If the Expert certifies that any amount should be amended, such adjusting payment as may be required by virtue of this amendment shall be made as soon as practicable by or (as the case may be) to the Warrantors.

13.14	For the purposes of this clause “the Expert” means an independent accountant specialising in the field of taxation relevant to the issue who is agreed upon between the parties or, in the absence of agreement, who is appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales. The Experts certificate shall (in the absence of manifest error) be conclusive and binding on all concerned.

13.15	Following exercise of the Options prior to Completion, to the extent that the Company shall receive:

(a)	and retain the benefit of a corporation tax deduction in respect of the exercise of the Options (the “Deduction”), the liability of the Warrantors to make a payment under clause 13.1 shall be reduced to the extent that any Tax liability giving rise to the Warrantors’ liability under clause 13.1 is reduced by the use or set off of the Deduction;

(b)	payment or credit in satisfaction of the exercise price due from any Optionholders upon exercise of the Options (the “Options Payment”), the Options Payment shall be set off against any payment due from the Warrantors under clause 13.1 in relation to a liability to Tax arising in respect of or in consequence of the exercise of the Options as and when such payments are required to be made (such set off, as and when it takes place, to be treated as payment by the Warrantors for all purposes of this Agreement) until such time as the Options Payment is exhausted.

For the purposes of clause 13.15(a) the Buyer agrees to procure that the Company shall use all reasonable endeavours to use or set off the Deduction (including, without limitation, the carry back of the Deduction if appropriate), in priority to the utilisation of any other Relief, to the fullest extent possible against any Tax liabilities of the Company which give rise to the Warrantors’ liability to make a payment under clause 13.

Recovery from third parties

13.16	If the Company recovers from any other person (including without limitation any Tax Authority but excluding the Buyer and any other member of the Buyer’s Tax Group) any amount which is referable to a liability to Taxation or other liability of the Company in respect of which the Warrantors have made a payment in respect of a Tax Claim, the Buyer will repay to the Warrantors the lesser of:

(a)	the amount so recovered (less any losses, costs, damages and expenses reasonably incurred by the Company, the Buyer or any other member of the Buyer’s Tax Group in effecting the recovery of that amount and less any Tax arising in respect of the amount recovered save to the extent any such losses, costs, damages, expenses or Tax have been reimbursed by the Warrantors); and

(b)	the amount paid by the Warrantors under clause 13.1 or 13.2 or the Tax Warranties (as the case may be) in respect of the liability to Taxation or other liability in question less any part of such amount previously repaid to the Warrantors under any provision of the Agreement.

13.17	If the Buyer becomes aware that the Company is entitled to recover from other persons, excluding the Buyer and any other member of the Buyer’s Tax Group and any of the Company’s officers or employees, any amount mentioned in clause 13.16, the Buyer will as soon as reasonably practicable give notice of that fact to the Sellers’ Representative and provided that the Warrantors indemnify the Company, the Buyer and all other members of the Buyer’s Tax Group to the reasonable satisfaction of the Buyer against all reasonable costs and expenses which may be properly incurred thereby and against all losses and damages (including any additional Tax), the Buyer will procure that the Company, at the Warrantors’ costs and expense, promptly takes such action as the Sellers’ Representative may reasonably request to effect such recovery, provided that nothing in this clause 13.17 shall require any person to take any action which, in the Buyer’s reasonable opinion, is likely to be materially prejudicial to the goodwill of the business or financial interests of the Company or the Buyer or any other member of the Buyer’s Tax Group.

Repayments of tax

13.18	If the Company receives any actual repayment of Taxation which relates to a period prior to Completion which is not a Relief falling within clause 13.3 above or constituting a Saving for the purposes of clause 13.12 (including any such receipt on behalf of the Company by any member of the Buyer’s Tax Group) and which has not been taken into account in the Completion Accounts) (a “Repayment”), (and for the purposes of this clause a Repayment shall include both an actual repayment and a right to repayment being given effect by way of an immediate offset against any Tax liability of the Company or any other member of the Buyer’s Tax Group then outstanding which is due and payable) the Buyer will as soon as is reasonably practicable thereafter repay to the Warrantors the lesser of:

(a)	the amount of the Repayment (net of any Tax or other costs of receipt); and

(b)	the aggregate amount (if any) paid by the Warrantors under clause 13 less any part of that amount previously paid to the Warrantors under any provision of this Agreement;

13.19	If upon receipt of a Repayment pursuant to paragraph 13.18 the amount mentioned in paragraph 13.18(a) exceeds the amount mentioned in paragraph 13.18(b) the excess will be set against (and so will reduce or eliminate) any liability of the Warrantors under this clause 13 then outstanding or which arises after such determination, in the latter case as and when such liability arises.

Conduct of claims

13.20	Upon the Buyer or the Company becoming aware of any matter giving rise to a Tax Claim or becoming aware that a liability has arisen in respect of which the Buyer is entitled to payment under this clause 13 or for breach of any of the Tax Warranties, the Buyer shall forthwith give written notice thereof (to include reasonable details of the liability in question and how such liability has been calculated, to the extent that such information is available to the Buyer) to the Warrantors’ Representative, provided that the giving of such notice shall not be a condition precedent to the Warrantors’ liability under this Agreement.

13.21	On receiving the notice referred to in clause 13.20, the Buyer shall procure that the Company shall promptly take such action including the non-payment of a Tax liability and give such information and assistance in connection with the affairs of the Company as the Sellers’ Representative may reasonably request, subject to the provisions of clause 13.22 and provided that the Warrantors shall have first indemnified the Buyer to its reasonable satisfaction against all reasonable losses, costs, damages and expenses, including any additional Tax and interest on overdue Tax, which may be properly incurred thereby (such a Tax Claim where action is so requested by the Warrantors shall hereafter be referred to as a “Dispute”).

13.22	The Buyer shall not be required to take any action or further action under clause 13.21 and shall instead be entitled, without reference to the Warrantors, to admit, compromise, settle, discharge or otherwise deal with the relevant liability on such terms as it may in its absolute discretion think fit and without prejudice to any right or remedy under this Agreement, if any of the following circumstances apply:

(a)	it appears to the Buyer or the Company (in each case acting reasonably) that while the Company was under the control of the Sellers there was any act or failure to act by the Company or the Sellers which constituted fraud in relation to the relevant liability;

(b)	on receipt of the notice referred to clause 13.20 the Sellers’ Representative has failed to give written notice to the Buyer of the action they request the Buyer to take in accordance with clause 13.21 within 15 (fifteen) Business Days where the time limit for making the appeal is 30 days or within 20 (twenty) Business Days in any other case;

(c)	the action requested by the Sellers’ Representative under clause 13.21 would, in the Buyer’s reasonable opinion, be materially prejudicial to the goodwill of the business or financial interests of the Company or any member of the Buyer’s Tax Group;

(d)	the action requested by the Sellers’ Representative under clause 13.21 would involve proceedings before any court, tribunal or other appellate body (other than the relevant Tax Authority), unless the Sellers’ Representative has (at the Sellers’ expense) been advised in writing by tax counsel who has specialised in Tax matters for a minimum of 10 (ten) years, after disclosure of all relevant information and documents, that it is reasonable to take the action requested by the Sellers’ Representative and has provided such advice to the Buyer no later than seven days prior to the date of the first hearing by the relevant court, tribunal or other appellate body to hear the substantive issues of the appeal but provided for the avoidance of doubt that this sub-clause shall not apply to any request from the Sellers’ Representative to (i) serve notice of an appeal or (ii) to take any appropriate preparatory or procedural steps prior to any hearing of an appeal (except any such steps to be taken within seven (7) days before the date of the hearing).

13.23	Subject to clause 13.22, the following shall apply:

(a)	the Buyer shall procure that the Company shall promptly keep the Sellers’ Representative fully informed of all matters pertaining to a Dispute and shall procure that the Sellers’ Representative shall see and keep copies of all material correspondence and notes or other written records of meetings or material telephone conversations and, in the event that there is no written record, shall be promptly given a report of any material telephone conversation with any Tax Authority to the extent that it relates to a Dispute;

(b)	all material written communications pertaining to the Dispute which are to be transmitted to the relevant Tax Authority shall first be submitted to the Sellers’ Representative for approval and shall only be finally transmitted if such approval is given (and subject to such amendments as may reasonably be requested by the Sellers’ Representative) such approval not to be unreasonably withheld or delayed; and

(c)	the Buyer shall procure that no settlement or compromise of the Dispute or agreement to any matter which is likely to affect the amount thereof or the existence or amount of any liability of the Warrantors is made without the prior written approval of the Sellers’ Representative such approval not to be unreasonably withheld or delayed.

13.24	Where any Warrantor is subject to legal proceedings to make that Warrantor bankrupt, or is unable to pay his debts as they fall due, that Warrantor shall lose any further rights under clause 13.21, but without prejudice to the rights of the other Warrantors.

Tax returns

13.25	Subject as provided elsewhere in this clause 13, the Sellers’ Representative or their duly authorised agent shall at the Company’s expense prepare the Tax returns of the Company and other necessary documentation relating thereto for all accounting periods ended on or before Completion (the “Pre-Completion Periods”) and shall deal with all matters (including correspondence and audits) relating to those Tax returns (to the extent that such returns have not yet been finalised and agreed with the relevant Tax Authority).

13.26	All Tax returns and other documents relating to the Pre-Completion Periods shall be prepared in a manner consistent with past practices and without any change of accounting method (except to the extent necessary to comply with applicable laws or with the written consent of the Buyer (such consent not to be unreasonably withheld or delayed) and shall be submitted in draft form to the Buyer for comment at least twenty (20) Business Days before the expiry of any time limit for the submission of such document to the relevant Tax Authority. The Buyer shall comment within ten (10) Business Days of such submission and the Sellers’ Representative shall not unreasonably refuse to adopt such comments. The Buyer shall not without the written consent of the Sellers’ Representative amend the same (such consent not to be unreasonably withheld or delayed).

13.27	The Buyer shall, or shall procure that the Company shall, cause any returns prepared and finalised in accordance with clauses 13.25 and 13.26 to be authorised, signed and submitted to the appropriate Tax Authority without delay, provided that the Buyer and the Company shall not be required to submit any documents which in the Buyer’s reasonable opinion are not full, true and accurate in all material respects. The Buyer shall, or shall procure that the Company shall, provide the Warrantors with all such reasonable assistance as may be required to agree those returns with the appropriate Tax Authority.

13.28

The Sellers’ Representative shall keep the Buyer and the Company fully informed of all matters and developments relating to the Tax returns and other documents for any Pre-Completion Period for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company has not been reached and will not submit any correspondence or submit or agree any return or computation for any such period to or with any Tax Authority without giving the Buyer a reasonable opportunity to comment and taking account of any such comments insofar as they are reasonable.

13.29	The Buyer shall, or shall procure that the Company shall, promptly afford the Sellers’ Representative such access to its books, accounts and records as is necessary and reasonable to enable the Sellers’ Representative or their duly authorised agents to prepare and file Tax returns and conduct matters relating thereto in accordance with the Sellers’ Representative’s rights under clause 13.25 above and, in particular, in relation to the Tax returns and conduct of matters relating thereto for the accounting period ended 31 July 2013 (the “2013 Return”) the Buyer shall, or shall procure that the Company shall, provide all reasonable help and assistance needed to prepare, submit and agree the 2013 Return.

13.30	The Buyer shall give the Sellers’ Representative and shall procure that the Sellers’ Representative is promptly given reasonable access to all books, accounts and records of the Company which are handed over to the Buyer at Completion as may be reasonably required by the Sellers’ Representative for the purposes of the Sellers’ Tax affairs.

13.31	The Warrantors (through the Sellers’ Representative) shall give the Buyer and shall procure that the Buyer is given reasonable access to all books, accounts and records of the Company which are not handed over to the Buyer at Completion and shall give the Buyer such other assistance as may be reasonably required to enable the Buyer to prepare accurate corporation tax returns for the Company for all relevant periods and to ensure that all Tax compliance obligations of the Company are properly discharged.

13.32	The Buyer or its duly authorised agent shall at the Company’s expense prepare the Tax returns of the Company and other necessary documentation relating thereto for the accounting period which is current at Completion (the “Straddle Period”) and shall deal with all matters (including correspondence and audits) relating to those Tax returns (to the extent that such returns have not yet been finalised and agreed with the relevant Tax Authority).

13.33	All Tax returns and other documents relating to the Straddle Period shall be prepared in a manner consistent with past practices and without any change of accounting method (except to the extent necessary to comply with applicable laws or with the Sellers Representative’s consent (not to be unreasonably withheld)) and shall be submitted in draft form to the Sellers’ Representative for comment at least twenty (20) Business Days before the expiry of any time limit for the submission of such document to the relevant Tax Authority (with working papers used to produce the same and any supporting documentation). The Sellers’ Representative shall comment within ten (10) Business Days of such submission and the Buyer shall not unreasonably refuse to adopt such comments and reasonable amendments suggested by the Warrantors to the extent that they relate to such part of the Straddle Period falling prior to Completion.

13.34	The Buyer shall keep the Sellers’ Representative fully informed of all matters and developments relating to the Tax returns and other documents for the Straddle Period for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company has not been reached and will not submit any correspondence or submit or agree any return or computation for, or relating to, that part of the Straddle Period falling prior to Completion to or with any Tax Authority without giving the Sellers’ Representative a reasonable opportunity to comment and taking account of any such comments insofar as they are reasonable.

13.35	Subject to clauses 13.25 to 13.34, the Buyer shall have exclusive conduct of all Tax affairs of the Company after Completion.

13.36	The Buyer shall procure that the Company shall not file an amended corporation tax return or computation for any period ending on or before Completion or any period in which Completion falls without having complied in full with its obligations under this clause 13, provided that if it appears that any Tax return or other necessary documentation for any Pre-Completion Period or the Straddle Period will give rise to a Tax Claim the provisions in clauses 13.20 to 13.24 (Conduct of Claims) shall take precedence over the provisions in clauses 13.25 to 13.35.

Buyer’s covenant

13.37	The Buyer covenants with and undertakes to the Warrantors to pay to the Warrantors an amount equal to any Taxation which is assessed under section 710 or section 713 CTA 2010 or arising under section 189 or section 190 TCGA or section 109E TMA 1970 (as inserted by paragraph 54 Schedule 7 TIOPA 2010) or any other legislation on any of the Warrantors by reason of Taxation assessed on the Company being unpaid other than any Taxation the liability for which falls upon the Warrantors pursuant to the Tax Indemnity in this clause (unless the Warrantors have made payment to the Buyer in respect of such liability) or which would fall upon the Warrantors but for the application of clause 9 (Limitations on Claims) and:

(a)	this covenant shall apply to any reasonable costs and expenses incurred by the Warrantors in connection with any such Taxation;

(b)	the due date for payment of any amount payable pursuant to this clause 13.37 will be the later of the date falling 5 (five) Business Days before the party so assessed is obliged to pay the Tax and other liabilities in question and the date falling 5 (five) Business Days after the Warrantors have served notice on the Buyer demanding such payment.

13.38	The Warrantors covenant that they shall make no claim under clause 13.37 above to the extent that they shall have recovered the Taxation in question under section 717 CTA 2010 and that to the extent that it recovers any amount under clause 13.37 above they shall not seek to recover payment under section 717 CTA 2010.

14.	SELLERS’ REPRESENTATIVE

14.1	Unless and until he is prevented from acting as such by illness, injury, mental incapacity or death, the Sellers’ Representative shall be Professor Martyn Christopher Davies.

14.2	In the event that the Sellers’ Representative is prevented from acting as such by illness, injury, mental incapacity or death the other Sellers who are not so affected shall, as soon as is reasonably practicable, appoint a replacement Sellers’ Representative and notify the Buyer of the identity of such replacement Sellers’ Representative.

14.3	If the relevant Sellers are unable to reach a unanimous decision as to a replacement Sellers’ Representative, they shall decide by simple majority on the basis of one vote for every Share as specified in Schedule 1.

14.4	The Sellers irrevocably appoint the Sellers’ Representative as their attorney for an on their behalf to make all decisions, execute all deeds and documents and conduct all negotiations with the Buyer and/or the Company in connection with this Agreement and the Sellers shall be bound by all acts and decisions of the Sellers’ Representative in connection therewith.

14.5	The Buyer and the Company shall be entitled to deal with the Sellers’ Representative as the attorney of the Sellers in connection with this Agreement.

14.6	Whenever a new Sellers’ Representative is appointed during the subsistence of the Escrow Agreement, the Sellers’ Representative and the Buyer shall co-operate in good faith to ensure that the functions of the Sellers’ Representative in relation to the Escrow Agreement are effectively assumed by the new Sellers’ Representative.

15.	RESTRICTIONS ON THE COVENANTORS

15.1	Except in the proper performance of his employment by the Company or the Buyer’s Group, each Covenantor covenants with the Buyer that he shall not:

(a)	at any time during the period of two years beginning with the Completion Date carry on or be employed, engaged or interested, in or provide consultancy services in relation to any of the following business activities: pharmaceutical analysis, pharmaceutical development, clinical trial manufacture/packaging, pharmaceutical litigation; or

(b)	at any time during the period of two years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company in relation to a business which is in competition with all or part of the business carried on by the Company at the Completion Date; or

(c)	at any time during the period of two years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company in relation to a business which is in competition with all or part of the business carried on by the Company at the Completion Date; or

(d)	at any time during the period of two years beginning with the Completion Date:

(i)	attempt to entice away from the Company, any individual who is, at the time of the attempt, employed directly or indirectly or otherwise engaged in a senior, executive, managerial, technical or scientific position with the Company; or

(ii)	procure or facilitate the making of any such attempt by any other person; or

(e)	at any time after Completion, use in the course of any business other than the Company’s and/or Buyer’s Group business:

(i)	the words “Molecular Profiles” “Columbia”, “Crinone” or “Striant”, “Prochieve”, “Replens”, “RepHresh” or any confusingly similar name; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company or which is subsequently used by the Company;

(f)	at any time during a period of two years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the six months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

15.2	The covenants in this clause 15 are intended for the benefit of the Buyer and the Company and apply to actions carried out by any Covenantor in any capacity, and whether directly or indirectly, on that Covenantor’s own behalf, on behalf of any other person or jointly with any other person.

15.3	Each of the covenants in this clause 15 is a separate undertaking by the Covenantor and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 15. Each of the covenants in this clause 15 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

15.4	The consideration for the undertakings contained in this clause 15 is included in the Purchase Price.

15.5	The obligations in this clause 15 shall not apply in respect of nor prevent any Covenantor from properly discharging his duties and/or obligations in respect of any service agreement, contract of employment, contract for services, or consultancy agreement or other appointment or engagement brief particulars of which have been Disclosed or any Covenantor holding shares or otherwise being interested in any company brief particulars of which have been Disclosed or any such company from continuing to operate its business as carried on at the Completion Date.

16.	TERMINATION OF THE SHAREHOLDERS AGREEMENT

16.1	Notwithstanding any non-contractual oral or written communications between the parties regarding its subject matter and/or anything to the contrary contained in the Shareholders Agreement, the Company and each of the Sellers that is a party to the Shareholders Agreement hereby terminates the Shareholders Agreement with effect from the Completion Date.

16.2	With effect from the Completion Date, the Company and each of the Sellers that is a party to the Shareholders Agreement hereby, irrevocably and unconditionally, releases and waives all and any rights, interests, demands and claims of any nature arising on or before the Completion Date and whether or not presently known, including without limitation any and all redemption or pre-emptive rights and/or any other rights that it may have against any other party to the Shareholders Agreement under or pertaining to the Shareholders Agreement.

17.	CONFIDENTIALITY AND ANNOUNCEMENTS

17.1	No Seller shall at any time disclose to any person or use to the detriment of the Company this Agreement or any trade secret or other confidential information which it holds in relation to the Company and its affairs except:

(a)	so far as may be required by law, and in such circumstances only after (to the extent permitted by law) prior consultation with the Buyer;

(b)	to the extent otherwise expressly permitted by this Agreement;

(c)	with the prior consent in writing of the Buyer;

(d)	where the confidential information enters the public domain otherwise than as a result of a breach of this clause 17.1.

17.2	No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

18.	FURTHER ASSURANCE

Each Seller shall during the 12 month period following Completion promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and (provided the out of pocket expense thereof is borne by the Buyer or by the Company each Covenantor shall during the 12 months following Completion provide such assistance and information as shall reasonably be requested by the Buyer (having regard to such Covenantor’s role with the Company and expertise) for the purpose of reflecting the acquisition of the Company by the Buyer in the Buyer’s audited financial statements and associated filings.

19.	ASSIGNMENT

19.1	Except as provided otherwise in this Agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

19.2	Each party that has rights under this Agreement is acting on its own behalf.

19.3	The Buyer may require all or any of the Shares to be conveyed at Completion to itself or to any one or more members of its Group and may assign its rights under this Agreement (or any document referred to in this Agreement) but not its obligations to a member of its Group or to any person to whom Shares are transferred, provided always that, to the extent that any such conveyance or assignment increases the liabilities of the Sellers (or any of them) under this Agreement, such increased liability shall not be recoverable against or from the Sellers (or any of them).

19.4	If there is an assignment:

(a)	each Seller may discharge its obligations under this Agreement to the assignor until the Sellers’ Representative receives notice of the assignment;

(b)	the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement; and

(c)	if the assignee leaves the Buyer’s Group, the Buyer shall procure that all rights assigned are re-assigned to the Buyer or to another member of the Buyer’s Group.

20.	WHOLE AGREEMENT

This Agreement constitutes the whole agreement between the parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter.

21.	VARIATION AND WAIVER

21.1	Any variation of this Agreement shall be in writing and signed by or on behalf the Buyer and by the Sellers’ Representative.

21.2	Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

21.3	The Sellers’ Representative is authorised by the Sellers to enter into any variation of, or grant any waiver in respect of, this Agreement on behalf of all the Sellers.

21.4	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

21.5	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

21.6	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

22.	COSTS

Each party shall pay its own costs in connection with the negotiation, preparation, execution and performance of this Agreement and any documents referred to in it.

23.	NOTICE

23.1	A notice given under this Agreement:

(a)	shall be in writing;

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 23 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 23);

(c)	if given to the Sellers’ Representative shall be deemed to have been given to all the Sellers; and

(d)	shall be:

(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post or recorded delivery; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

23.2	The addresses for service of notice are:

(a)	The Sellers – Martyn Christopher Davies and copied to Lee Clifford and Tom Brown of the Sellers’ Solicitors

(i)	Address – Martyn Christopher Davies: at the address set forth in Schedule 1

(ii)	Address – Sellers’ Solicitors: 6 Bennetts Hill, Birmingham, B2 5ST

(iii)	fax number: none

(b)	The Buyer – Columbia Laboratories, Inc.

(i)	address: 4 Liberty Square, Boston, MA 02109, USA

(ii)	for the attention of: Chief Executive Officer

(iii)	fax number +11-617-482-0618:

23.3	A notice is deemed to have been received:

(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post, recorded delivery, five Business days from the date of posting; or

(d)	in the case of registered airmail, five Business Days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this clause 23.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt and all references to time are to local time in the place of deemed receipt.

23.4	To prove service, it is sufficient to prove that the notice was transmitted by fax (and a confirmatory transmission report received) to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

24.	SEVERANCE

24.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

24.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

25.	AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

26.	THIRD PARTY RIGHTS

26.1	Subject to clause 26.2, this Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

26.2	The following provisions are intended to benefit, where it is identified in the relevant clauses, the Company and shall be enforceable by it to the fullest extent permitted by law:

(a)	clause 15; and

(b)	clause 17.

26.3	Each party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

27.	SUCCESSORS

The rights and obligations of the Sellers and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

28.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) are governed by and construed in accordance with the law of England.

29.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes and claims).

29.3	Each Seller consents to receive service of legal proceedings at the address specified for such Seller in Schedule 1 or such other address in England and Wales as shall be notified to the Buyer for this purpose pursuant to clause 23.

This Agreement has been executed and delivered by the parties as a deed on the date stated at the beginning of it.

Schedule 1 Particulars of the Sellers and the Shares

Schedule 2 Particulars of the Company

Schedule 3 Completion

Schedule 4 Warranties

Schedule 5 Particulars of properties

Schedule 6 Completion Accounts

Schedule 7 Further Provisions re Columbia Stock

Schedule 8 Intellectual Property

Schedule 9 List of Material Contracts

Schedule 10 Option Exercise Notice

SIGNED as a DEED by

/s/ NIKIN PATEL

in the presence of:

Witness’ signature: /s/ TOM BROWN

Name: TOM BROWN

Address: FREETH CARTWRIGHT LLP

                6 BENNETTS HILL

                BIRMINGHAM B2 55T

SIGNED as a DEED by

/s/ MARTYN CHRISTOPHER DAVIES

in the presence of:

Witness’ signature: /s/ TOM BROWN

Name: TOM BROWN

Address: FREETH CARTWRIGHT LLP

                6 BENNETTS HILL

                BIRMINGHAM B2 55T

SIGNED as a DEED by

/s/ CLIVE JONATHAN ROBERTS

in the presence of:

Witness’ signature: /s/ TOM BROWN

Name: TOM BROWN

Address: FREETH CARTWRIGHT LLP

                6 BENNETTS HILL

                BIRMINGHAM B2 55T

SIGNED as a DEED by

/s/ PHILIP MICHAEL WILLIAMS

in the presence of:

Witness’ signature: /s/ TOM BROWN

Name: TOM BROWN

Address: FREETH CARTWRIGHT LLP

                6 BENNETTS HILL

                BIRMINGHAM B2 55T

SIGNED as a DEED by

/s/ EMMA GAINFORD

in the presence of:

Witness’ signature: /s/ Sarah Moore

Name: SARAH MOORE

Address: Freeth Cartwright LLP

                Cumberland Court

                80 Mount Street

                Nottingham NG1 6HH

SIGNED as a DEED by

/s/ CLAIRE MADDEN-SMITH

in the presence of:

Witness’ signature: /s/ Sarah Moore

Name: SARAH MOORE

Address: Freeth Cartwright LLP

                Cumberland Court

                80 Mount Street

                Nottingham NG1 6HH

SIGNED as a DEED by

/s/ SHEN LUK

in the presence of:

Witness’ signature: /s/ Sarah Moore

Name: SARAH MOORE

Address: Freeth Cartwright LLP

                Cumberland Court

                80 Mount Street

                Nottingham NG1 6HH

SIGNED as a DEED by

/s/ MICHAEL FANFARILLO

in the presence of:

Witness’ signature: /s/ Sarah Moore

Name: SARAH MOORE

Address: Freeth Cartwright LLP

                Cumberland Court

                80 Mount Street

                Nottingham NG1 6HH

SIGNED as a DEED by

/s/ ROBERT HARRIS

in the presence of:

Witness’ signature: /s/ Sarah Moore

Name: SARAH MOORE

Address: Freeth Cartwright LLP

                Cumberland Court

                80 Mount Street

                Nottingham NG1 6HH

SIGNED as a DEED by

/s/ ANDREW PARKER

acting by his attorney Nikin Patel

in the presence of:

Witness’ signature: /s/ Tom Brown

Name: TOM BROWN

Address: Freeth Cartwright LLP

                6 Bennetts Hill

                Birmingham B2 55T

SIGNED as a DEED by

/s/ STEVE KEMP

in the presence of:

Witness’ signature: /s/ Sarah Moore

Name: SARAH MOORE

Address: Freeth Cartwright LLP

                Cumberland Court

                80 Mount Street

                Nottingham NG1 6HH

EXECUTED as a DEED by THE UNIVERSITY OF NOTTINGHAM acting by:

/s/ Andrew Unitt
(Authorised Signatory)

/s/ Paul Greytrix
(Authorised Signatory)

EXECUTED as a DEED by COLUMBIA LABORATORIES, INC. acting by

/s/ Frank Condella
Authorized Officer
in the presence of:

Witness’ signature: /s/ Ian Fagelson

Name (in block capitals): IAN FAGELSON

Address: Reed Smith LLP

                The Broadgate Tower

                20 Primrose Street

                London EC 2A2RS

EXECUTED as a DEED by MOLECULAR PROFILES LIMITED acting by

/s/ Nikin Patel
Director
in the presence of:

Witness’ signature: /s/ Tom Brown

Name (in block capitals): TOM BROWN

Address: Freeth Cartwright LLP

                6 Bennetts Hill

                Birmingham B2 55T